Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Chairman Dennis Eidson Announces Retirement

Lead Independent Director Douglas Hacker to become Chairman following the 2021 Annual Meeting

GRAND RAPIDS, MICHIGAN – March 22, 2021 – SpartanNash (Nasdaq: SPTN) announced today that Dennis Eidson will retire as Chairman of the SpartanNash Board of Directors and step down from the Board when his term expires at the 2021 Annual Meeting. The Nominating and Corporate Governance Committee of the Board has nominated current Lead Independent Director Douglas A. Hacker to succeed Mr. Eidson as Chairman. It is anticipated that Mr. Hacker will be elected the new Chairman following the Annual Meeting on May 26, 2021.

Mr. Eidson joined Spartan Stores in 2003 as Chief Merchandising Officer, during a period of industry turmoil and not long after Spartan had become a publicly traded company.  He became Chief Executive Officer in 2008, a role he filled until 2017, by which time he had merged Spartan Stores with Nash Finch Company to form SpartanNash.  He became a member of the Board of Directors in 2007 and was appointed Chairman of the Board of Directors in 2016.  In addition, he served briefly as Interim Chief Executive Officer from 2019 – 2020.   During his tenure with the Company, SpartanNash grew from $2.1 billion to $9 billion in revenue.

“It has been a privilege to be a part of SpartanNash’s growth and transformation over the years,” said Mr. Eidson. “I have been fortunate to work with a talented board and management team throughout my tenure, including Doug. His expertise, insights and deep knowledge of SpartanNash’s business make him the logical choice to serve as Chairman. As we make this planned transition, I have full confidence that the Board, along with CEO Tony Sarsam and our entire management team, are well-equipped to make the most of SpartanNash’s considerable opportunities.”

Mr. Hacker commented, “It’s an honor to be nominated to succeed Dennis as Chairman. Few executives have accomplished more than Dennis during his nearly 20 years of leadership at SpartanNash.  On behalf of the Board and all of us at SpartanNash, I want to thank Dennis for his distinguished service as we continue his unwavering commitment to driving growth and shareholder value.”

About Douglas Hacker

Mr. Hacker joined the SpartanNash Board in November 2013 and has served as Lead Independent Director since May 2018. He previously served as a director of Nash Finch Company from 2005 until the merger. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, the United Airlines holding company, from December 2002 to May 2006.

Previously, he served as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer of United Airlines from July 1994 to September 2001.

Mr. Hacker serves as Chair of the Columbia Funds Board, a mutual fund complex with over $300 billion of assets.  He also serves as a director of Aircastle Limited, a privately held commercial aircraft leasing company. He served as a director of Travelport Worldwide Limited from 2016 to 2019 and served as a director of SeaCube Container Leasing Ltd. from 2010 until 2014.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 154 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.